BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
July 21, 2016		News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Alan Greer Executive Vice President Investor Relations (336) 733-3021	Tamera Gjesdal Senior Vice President Investor Relations (336) 733-3058	MEDIA Brian Davis Vice President Corporate Communications (336) 733-2542

BB&T reports earnings of $541 million, up 19%
Record revenue up 18%

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported quarterly earnings for the second quarter of 2016. Net income available to common shareholders was $541 million, up 19.2% from the second quarter of 2015. Earnings per diluted common share were $0.66 for the second quarter of 2016. Excluding merger-related and restructuring charges of $58 million, net of tax, and a tax benefit related to specific tax-advantaged assets of $13 million, net income available to common shareholders was $586 million, or $0.71 per diluted share.

Net income available to common shareholders was $527 million ($0.67 per diluted share) for the first quarter of 2016 and $454 million ($0.62 per diluted share) for the second quarter of 2015.

"We are pleased to report record revenues and total assets for the second quarter," said Chairman and Chief Executive Officer Kelly S. King. "Our strategic acquisitions and strong organic growth have allowed us to expand our footprint and achieve record results. We look forward to further benefits from our recent transactions as we capture efficiencies and grow in these new markets.

"Total FTE revenues were $2.8 billion, up $420 million compared to the second quarter of 2015," said King. "While we remain well-positioned for rising interest rates, our diversified businesses allow us to maintain strong profitability even in a challenging environment.

"We were also pleased to receive the Federal Reserve's non-objection to our capital plan that includes a seven percent dividend increase and a share repurchase program," said King. "This will allow us to continue to provide one of the strongest dividend payouts in the industry.

"As previously announced, we completed the acquisitions of National Penn and Swett & Crawford on April 1st," continued King. "The National Penn systems conversion was completed in mid-July, and both of these acquisitions contributed to our strong second quarter results."

Second Quarter 2016 Performance Highlights

•	Taxable equivalent revenues were $2.8 billion for the second quarter, up $203 million from the first quarter of 2016

◦	Net interest income was up $89 million

◦	Net interest margin was 3.41%, down two basis points

◦	Adjusted fee income ratio was 42.8%, compared to 40.6% for the prior quarter

•	Noninterest expense was $1.8 billion, up $252 million compared to the first quarter

◦	Personnel expense increased $124 million partially due to the acquisitions, production-based incentives and employee benefits

◦	Merger-related and restructuring charges were $69 million higher due to the acquisitions and certain restructuring activities

◦	Adjusted efficiency ratio was 59.3%, compared to 58.3% in the prior quarter

•	Average loans and leases held for investment were $141.1 billion compared to $134.4 billion for the first quarter of 2016

◦	National Penn added $5.9 billion in average loans

◦	Excluding National Penn, average loans and leases increased $860 million, or 2.6% annualized:

▪	Average commercial and industrial loans increased $1.1 billion, or 9.4% annualized

▪	Average other lending subsidiaries loans increased $522 million, or 15.6% annualized

▪	Average sales finance loans declined $533 million and residential mortgage loans declined $360 million

•	Average deposits were $160.3 billion compared to $149.9 billion for the prior quarter

◦	National Penn added $6.6 billion in average deposits

◦	Excluding National Penn, average deposits increased $3.9 billion, or 10.5% annualized:

▪	Average noninterest-bearing deposits increased $1.4 billion, or 12.1% annualized

▪	Average interest checking deposits increased $1.0 billion, or 15.8% annualized

◦	Average interest-bearing deposit costs were 0.23%, down two basis points

◦	Deposit mix remained strong, with average noninterest-bearing deposits representing 30.4% of total deposits, compared to 30.8% in the prior quarter

•	Asset quality remained strong

◦	Net charge-offs as a percentage of average loans and leases were 0.28% annualized

◦	Loans 90 days or more past due and still accruing were 0.43% of loans held for investment, compared to 0.45% in the prior quarter

◦	Loans 30-89 days past due and still accruing were 0.64% of loans held for investment, compared to 0.61% in the prior quarter

◦	The allowance for loan and lease losses was 1.06% of loans held for investment, compared to 1.10% in the prior quarter

◦	Nonperforming assets decreased $17 million driven by reductions in foreclosed properties

◦	The allowance for loan loss coverage ratio was 1.90 times nonperforming loans held for investment, versus 1.89 times in the prior quarter

•	Capital levels remained strong across the board

◦	Common equity tier 1 to risk-weighted assets was 10.0%, or 9.8% on a fully phased-in basis

◦	Tier 1 risk-based capital was 11.7%

◦	Total capital was 13.9%

◦	Leverage capital was 9.6%

◦	Tangible common equity to tangible assets was 7.6%

EARNINGS HIGHLIGHTS
(dollars in millions, except per share data)				Change 2Q16 vs.
	2Q16	1Q16	2Q15	1Q16	2Q15
Net income available to common shareholders	$541	$527	$454	$14	$87
Diluted earnings per common share	0.66	0.67	0.62	(0.01)	0.04

Net interest income - taxable equivalent	$1,657	$1,568	$1,348	$89	$309
Noninterest income	1,130	1,016	1,019	114	111
Total revenue	$2,787	$2,584	$2,367	$203	$420

Return on average assets (%)	1.06	1.09	1.06	(0.03)	—
Return on average risk-weighted assets (%)	1.38	1.37	1.32	0.01	0.06
Return on average common shareholders' equity (%)	8.21	8.45	8.20	(0.24)	0.01
Return on average tangible common shareholders' equity (1) (%)	14.33	13.87	12.76	0.46	1.57
Net interest margin - taxable equivalent (%)	3.41	3.43	3.27	(0.02)	0.14
Adjusted efficiency ratio (1) (%)	59.3	58.3	59.2	1.0	0.1

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2016 compared to First Quarter 2016

Total revenues were $2.8 billion for the second quarter of 2016, an increase of $203 million compared to the prior quarter, which reflects an increase of $89 million in taxable-equivalent net interest income, while noninterest income was up $114 million, primarily due to the acquisitions.

The net interest margin was 3.41% for the second quarter, down two basis points compared to the prior quarter. Average earning assets increased $11.2 billion, which primarily reflects a $3.9 billion increase in average securities and a $7.5 billion increase in average loans, driven by the acquisition of National Penn. Average interest-bearing liabilities increased $8.4 billion, which primarily reflects a $7.9 billion increase in interest-bearing deposits primarily due to the National Penn acquisition as well as a $365 million increase in long-term debt due to $3.0 billion of new debt issuances, partially offset by normal maturities and paydowns.

The annualized yield on the total loan portfolio for the second quarter was 4.31%, down four basis points compared to the prior quarter due to sustained low interest rates. The annualized fully taxable-equivalent yield on the average securities portfolio for the second quarter was 2.47%, up seven basis points compared to the prior quarter, primarily due to securities duration adjustments in the second quarter of 2016.

The average annualized cost of interest-bearing deposits was 0.23%, down two basis points compared to the prior quarter. The average annualized rate paid on long-term debt was 2.10%, down nine basis points compared to the prior quarter primarily due to favorable rates on new issuances compared to higher rates on recent maturities.

Excluding acquired from FDIC and purchased credit impaired (“PCI”) loans, the provision for credit losses was $109 million and net charge-offs were $97 million for the second quarter, compared to $182 million and $154 million, respectively, for the prior quarter. The prior quarter included $30 million of charge-offs and approximately $28 million of provision in excess of charge-offs related to the energy lending portfolio.

Noninterest income of $1.1 billion was up $114 million compared to the prior quarter as higher other income, insurance income and mortgage banking income were partially offset by declines in securities gains.

Noninterest expense was $1.8 billion for the second quarter, up $252 million compared to the prior quarter. Personnel expense and merger-related and restructuring charges were higher following the acquisitions and restructuring activities, while other expense was up due to operating charge-offs and other smaller increases.

The provision for income taxes was $252 million for the second quarter, compared to $246 million for the prior quarter. This includes the previously mentioned $13 million tax benefit related to specific tax-advantaged assets. The effective tax rate for the second quarter was 30.0%, compared to 30.1% for the prior quarter.

Second Quarter 2016 compared to Second Quarter 2015

Total revenues were $2.8 billion for the second quarter of 2016, an increase of $420 million compared to the earlier quarter. This reflects an increase of $309 million in taxable-equivalent net interest income, while noninterest income was up $111 million. These increases reflect the acquisitions during the past year.

Net interest margin was 3.41%, up 14 basis points compared to the earlier quarter. Average earning assets increased $29.4 billion, while average interest-bearing liabilities increased $21.7 billion, both of which were primarily driven by acquisition activity. The annualized yield on the total loan portfolio for the second quarter was 4.31%, up 13 basis points compared to the earlier quarter, which primarily reflects the impact of acquisitions. The annualized fully taxable-equivalent yield on the average securities portfolio for the second quarter was 2.47%, up six basis points compared to the earlier period. This increase is primarily due to securities duration adjustments in the second quarter of 2016.

The average annualized cost of interest-bearing deposits was 0.23%, down one basis point compared to the earlier quarter. The average annualized rate paid on long-term debt was 2.10%, down four basis points compared to the earlier quarter due to favorable rates on new issuances and the extinguishment of higher cost FHLB advances in the earlier quarter.

Excluding acquired from FDIC and PCI loans, the provision for credit losses was $109 million, compared to $97 million in the earlier quarter. Net charge-offs for the second quarter of 2016, excluding loans acquired from the FDIC and PCI, totaled $97 million, compared to $98 million for the earlier quarter.

Noninterest income was $1.1 billion, up $111 million from the earlier quarter. Other income increased $49 million as the prior period included the $26 million loss on sale of American Coastal. Insurance income was up $43 million, primarily due to acquisitions.

Noninterest expense for the second quarter of 2016 was $1.8 billion, up $144 million compared to the earlier quarter. This increase reflects higher expense in a number of categories primarily resulting from acquisition activity and current quarter restructuring activities, partially offset by a $172 million loss on early extinguishment of debt recorded in the earlier quarter.

The provision for income taxes was $252 million for the second quarter of 2016, compared to $80 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2016 of 30.0%, compared to 13.8% for the earlier quarter. This reflects a $107 million tax benefit recorded during the second quarter of 2015 in connection with a U.S. Court of Appeals ruling related to previously disallowed deductions in connection with a financing transaction.

NONINTEREST INCOME
(dollars in millions)				% Change 2Q16 vs.
	2Q16	1Q16	2Q15	1Q16	2Q15
				(annualized)
Insurance income	$465	$419	$422	44.2	10.2
Service charges on deposits	166	154	154	31.3	7.8
Mortgage banking income	111	91	130	88.4	(14.6)
Investment banking and brokerage fees and commissions	102	97	108	20.7	(5.6)
Trust and investment advisory revenues	67	62	57	32.4	17.5
Bankcard fees and merchant discounts	60	56	55	28.7	9.1
Checkcard fees	50	45	43	44.7	16.3
Operating lease income	35	34	30	11.8	16.7
Income from bank-owned life insurance	31	31	27	—	14.8
FDIC loss share income, net	(64)	(60)	(64)	26.8	—
Securities gains (losses), net	—	45	(1)	NM	(100.0)
Other income	107	42	58	NM	84.5
Total noninterest income	$1,130	$1,016	$1,019	45.1	10.9

NM - not meaningful.

Second Quarter 2016 compared to First Quarter 2016

Noninterest income was $1.1 billion for the second quarter, up $114 million compared to the prior quarter as higher other income, insurance income and mortgage banking income were partially offset by declines in securities gains.

Insurance income increased $46 million driven by $57 million in revenues attributable to the Swett & Crawford acquisition, $34 million seasonal increase in property and casualty commissions and a $13 million increase in life and certain other insurance revenues. These increases were partially offset by a $36 million seasonal decline in employee benefit commissions and a $23 million decline at AmRisc, primarily due to lower bonus commissions.

Other income increased $65 million, primarily due to a $55 million increase in income related to assets for certain post-employment benefits, which is offset in personnel expense. Mortgage banking income increased $20 million primarily due to increased saleable residential loan volume and a seasonal increase in commercial mortgage fee income. Service charges on deposits increased $12 million and all other fee-based businesses increased a combined $20 million primarily resulting from higher volumes, partially due to acquisitions. The prior quarter included $45 million of securities gains, versus none in the current period.

Second Quarter 2016 compared to Second Quarter 2015

Noninterest income for the second quarter of 2016 was up $111 million compared to the earlier quarter. This increase was driven by higher other income, insurance income, service charges on deposits and trust and investment advisory revenues, partially offset by lower mortgage banking income.

Insurance income increased $43 million, primarily the result of the Swett & Crawford acquisition partially offset by the sale of American Coastal in the earlier quarter. Service charges on deposits increased $12 million, while trust and investment advisory revenues increased $10 million, both of which were largely the result of acquisition-related volumes.

Other income increased $49 million primarily due to the $26 million loss on sale of American Coastal recorded in the earlier period as well as $18 million of higher income related to assets for certain post-employment benefits (which is offset in personnel expense) during the current period.

Mortgage banking income declined $19 million, driven by net mortgage servicing rights valuation adjustments.

NONINTEREST EXPENSE
(dollars in millions)				% Change 2Q16 vs.
	2Q16	1Q16	2Q15	1Q16	2Q15
				(annualized)
Personnel expense	$1,039	$915	$864	54.5	20.3
Occupancy and equipment expense	194	191	166	6.3	16.9
Software expense	53	51	46	15.8	15.2
Loan-related expense	36	32	37	50.3	(2.7)
Outside IT services	44	41	29	29.4	51.7
Professional services	26	22	35	73.1	(25.7)
Amortization of intangibles	42	32	23	125.7	82.6
Regulatory charges	32	30	25	26.8	28.0
Foreclosed property expense	8	11	14	(109.7)	(42.9)
Merger-related and restructuring charges, net	92	23	25	NM	NM
Loss (gain) on early extinguishment of debt	—	(1)	172	NM	(100.0)
Other expense	231	198	217	67.0	6.5
Total noninterest expense	$1,797	$1,545	$1,653	65.6	8.7

NM - not meaningful.

Second Quarter 2016 compared to First Quarter 2016

Noninterest expense was $1.8 billion for the second quarter, up $252 million compared to the prior quarter. This change was driven by higher personnel expense, merger-related and restructuring charges, and amortization of intangibles, all of which were primarily the result of acquisitions as well as higher other expense.

Personnel expense increased $124 million, primarily driven by an increase in salary expense of $44 million, which reflects an increase in full-time equivalent employees of 1,896 following recent acquisition activity. The higher personnel expense also includes a $40 million increase in certain post-employment benefits expense, which is offset in other income. Additionally, incentives increased $36 million, which is primarily due to the Swett and Crawford acquisition and higher overall volume.

Merger-related and restructuring charges increased $69 million, primarily the result of the second quarter acquisitions as well as $29 million in restructuring charges related to severance and real estate initiated during the quarter.

Other expense increased $33 million primarily due to operating charge-offs, charitable contributions, travel expenses, certain checkcard expenses and taxes and licenses.

Second Quarter 2016 compared to Second Quarter 2015

Noninterest expense for the second quarter of 2016 was up $144 million compared to the earlier quarter. This increase reflects higher expense in a number of categories primarily resulting from acquisition activity, as well as an increase in other expense.

Personnel expense increased $175 million, driven by a $94 million increase in salaries, which reflects an increase in full time equivalent employees of 5,046 primarily resulting from acquisitions. Personnel expense also reflects a $31 million increase in incentives due to improved performance relative to target measures and the Swett and Crawford acquisition. Additionally, expense related to certain post-employment benefits expense (offset in other income) was higher $18 million, and pension expense increased $13 million primarily due to changes in actuarial assumptions.

Occupancy and equipment expense, amortization of intangibles and merger-related and restructuring charges increased $28 million, $19 million and $67 million, respectively, as a result of acquisition activity. Merger-related and restructuring charges also included the $29 million in previously described restructuring activities. Outside IT services increased $15 million primarily due to various systems-related initiatives.

Other expense increased $14 million primarily due to higher checkcard expense and higher depreciation of property held under operating leases.

LOANS AND LEASES - average balances
(dollars in millions)				Change Due To
	2Q16	1Q16	Change	NPBC	Organic

Commercial and industrial	$51,646	$48,013	$3,633	$2,505	$1,128
CRE-income producing properties	14,786	13,490	1,296	1,151	145
CRE-construction and development	3,669	3,619	50	129	(79)
Dealer floor plan	1,305	1,239	66	—	66
Direct retail lending	12,031	11,107	924	889	35
Sales finance	9,670	10,049	(379)	154	(533)
Revolving credit	2,477	2,463	14	8	6
Residential mortgage	30,471	29,864	607	967	(360)
Other lending subsidiaries	13,961	13,439	522	—	522
Acquired from FDIC and PCI	1,130	1,098	32	102	(70)
Total loans and leases held for investment	$141,146	$134,381	$6,765	$5,905	$860

Average loans held for investment for the second quarter of 2016 were $141.1 billion, up $6.8 billion compared to the first quarter of 2016. National Penn ("NPBC") contributed $5.9 billion of average loans. Excluding National Penn, average loans were up 2.6% annualized. The following discussion describes the growth of average loans excluding National Penn for the second quarter of 2016 compared to the first quarter.

Average commercial and industrial loans increased 9.4% annualized primarily due to growth in large corporate lending as well as seasonal growth in mortgage warehouse lending.

Average commercial real estate – income producing properties loans increased 4.3% annualized, while average commercial real estate – construction and development loans decreased 8.8% annualized. These fluctuations reflect the completion of client construction projects and the related movement to permanent financing sources.

Dealer floor plan average loans were up 21.4% annualized, due to organic client additions during the first half of 2016 and higher utilization by existing clients.

Average sales finance loans declined approximately 21.3% annualized, primarily due to the continued effects of the dealer pricing structure changes implemented during the third quarter of 2015.

Average residential mortgage loans decreased 4.8% annualized, which primarily reflects the continuing strategy to sell conforming residential mortgage loan production.

Other lending subsidiaries average loans increased 15.6% annualized, due to strong seasonal growth.

DEPOSITS - average balances
(dollars in millions)				Change Due To
	2Q16	1Q16	Change	NPBC	Organic

Noninterest-bearing deposits	$48,801	$46,203	$2,598	$1,210	$1,388
Interest checking	28,376	25,604	2,772	1,765	1,007
Money market and savings	63,195	60,424	2,771	2,445	326
Time deposits	18,101	16,884	1,217	1,136	81
Foreign office deposits - interest-bearing	1,865	752	1,113	—	1,113
Total deposits	$160,338	$149,867	$10,471	$6,556	$3,915

Average deposits for the second quarter were $160.3 billion, an increase of $10.5 billion compared to the prior quarter. National Penn contributed $6.6 billion of average deposits. Excluding National Penn, average deposits were up 10.5% annualized. The following discussion describes growth of average deposits excluding National Penn for the second quarter of 2016 compared to the first quarter.

Average noninterest-bearing deposits increased 12.1% annualized due to increases in personal balances and commercial balances, partially offset by decreases in public funds.

Interest checking grew 15.8% annualized primarily due to increases in personal balances and commercial balances.

Money market and savings increased 2.2% annualized as increases in personal balances and commercial balances were partially offset by declines in public funds.

Average foreign office deposits were up $1.1 billion primarily due to elevated short-term funding needs as a result of the acquisitions of National Penn and Swett & Crawford.

Including acquisitions, noninterest-bearing deposits represented 30.4% of total average deposits for the second quarter, compared to 30.8% for the prior quarter and 31.5% a year ago. The cost of interest-bearing deposits was 0.23% for the second quarter, down two basis points compared to the prior quarter.

SEGMENT RESULTS
(dollars in millions)				Change 2Q16 vs.
Segment Net Income	2Q16	1Q16	2Q15	1Q16	2Q15
Community Banking	$294	$301	$231	$(7)	$63
Residential Mortgage Banking	44	39	69	5	(25)
Dealer Financial Services	51	42	49	9	2
Specialized Lending	61	56	58	5	3
Insurance Holdings	44	53	53	(9)	(9)
Financial Services	87	27	70	60	17
Other, Treasury and Corporate	6	52	(29)	(46)	35
Total net income	$587	$570	$501	$17	$86

Second Quarter 2016 compared to First Quarter 2016

The financial information related to National Penn's operations is included in the Other, Treasury & Corporate segment for the second quarter of 2016 and will be presented in the other segments following the systems conversion date in July 2016.

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $294 million for the second quarter of 2016, a decrease of $7 million compared to the prior quarter.

Segment net interest income was up slightly, primarily due to deposit growth and higher funding spreads on deposits. Noninterest income increased $17 million driven by higher service charges on deposits, checkcard fees, and bankcard and merchant services fees. Intersegment net referral fees increased $10 million primarily the result of higher mortgage loan referrals.

The allocated provision for credit losses was $23 million for the second quarter of 2016 compared to a benefit of $10 million in the prior quarter. This change was primarily the result of loan growth and an increase in loss estimates related to commercial and industrial loans, partially offset by lower net charge-offs.

Noninterest expense increased $13 million driven by higher merger-related and restructuring charges, checkcard expense, and donations and contributions.

Residential Mortgage Banking

Residential Mortgage Banking originates and purchases mortgage loans to either hold for investment or sell to third-parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $44 million for the second quarter of 2016, an increase of $5 million compared to the prior quarter.

Segment net interest income was slightly higher, primarily the result of growth in loans held for sale. Noninterest income increased $11 million driven by higher gains on residential mortgage loan production and sales. Noninterest expense increased $11 million driven by higher personnel expense associated with increased production volumes.

Dealer Financial Services

Dealer Financial Services originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T's market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles. In conjunction with Community Banking, Dealer Financial Services provides financing and servicing to dealers for their inventories in Community Banking’s footprint.

Dealer Financial Services net income was $51 million for the second quarter of 2016, an increase of $9 million compared to the prior quarter. This increase was driven by an $18 million reduction in the allocated provision for credit losses primarily the result of seasonally lower net charge-offs in the Regional Acceptance loan portfolio.

Specialized Lending

Specialized Lending consists of businesses that provide specialty finance solutions to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance and dealer-based financing of equipment for consumers and small businesses.

Specialized Lending net income was $61 million for the second quarter of 2016, an increase of $5 million compared to the prior quarter. This increase was primarily due to higher segment revenues partially offset by higher incentive expense and depreciation of property held under operating leases. Segment net interest income was up primarily due to growth in mortgage warehouse and small ticket dealer-based finance loans, partially offset by lower rates on new loans. Increased noninterest income was driven by higher commercial mortgage income.

Specialized Lending average loans increased $1.0 billion, or 26.1% on an annualized basis, primarily due to higher mortgage warehouse, small ticket dealer-based finance, commercial mortgage and insurance premium finance loans.

Insurance Holdings

BB&T's insurance agency / brokerage network is the fifth largest in the United States and sixth largest in the world. Insurance Holdings provides property and casualty, life, and health insurance to businesses and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. The results for wholesale insurance broker Swett & Crawford are included in the segment.

Insurance Holdings net income was $44 million in the second quarter of 2016, a decrease of $9 million compared to the prior quarter.

Noninterest income increased $44 million, which primarily reflects the addition of Swett and Crawford, higher new and renewal property and casualty commissions and higher life insurance commissions, partially offset by lower employee benefits commissions as a result of seasonality. Noninterest expense increased $51 million, primarily due to the Swett & Crawford acquisition that led to higher personnel, occupancy and equipment expense, and amortization of intangibles.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds through BB&T Investment Services, Inc. The segment includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships and client derivatives. The segment also includes the company's SBIC private equity investments.

Financial Services net income was $87 million in the second quarter of 2016, an increase of $60 million compared to the prior quarter.

Segment net interest income was up, driven by loan and deposit growth. Noninterest income increased $13 million, primarily due to higher client derivative income and investment banking and brokerage fees and commissions, partially offset by lower income from SBIC private equity investments. The allocated provision for credit losses decreased $84 million compared to the prior quarter. This change was driven by higher net charge-offs and increased reserves in the earlier quarter primarily related to energy lending exposure within the Corporate Banking loan portfolio.

Corporate Banking's average loan balances increased $814 million, or an annualized 24.0%, over the prior quarter, while BB&T Wealth's average loan balances increased $54 million, or 13.4% on an annualized basis. Corporate Banking’s average transaction account deposits grew $769 million, or 195.2% on an annualized basis over the prior quarter. BB&T Wealth’s average transaction account deposits grew $171 million, or 16.4% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

The financial information related to substantially all of National Penn’s operations is included in the Other, Treasury & Corporate segment until the date of systems conversion, which is expected to occur during the third quarter of 2016.

Other, Treasury & Corporate net income was $6 million in the second quarter of 2016, down $46 million compared to the prior quarter.

Segment net interest income increased $64 million, primarily due to the addition of National Penn in the current quarter. Noninterest income increased $22 million, primarily due to an increase in income related to assets for certain post-employment benefits and the addition of National Penn, partially offset by $45 million in securities gains in the prior quarter. Noninterest expense increased $150 million, primarily due to National Penn, expense related to assets for certain post-employment benefits, and higher merger-related and restructuring charges.

Second Quarter 2016 compared to Second Quarter 2015

Community Banking

Community Banking net income was $294 million for the second quarter of 2016, an increase of $63 million compared to the earlier quarter. Segment net interest income and noninterest income increased $188 million and $15 million, respectively, primarily driven by prior-year acquisition activity and higher funding spreads on deposits. The allocated provision for credit losses increased $12 million as a result of higher loss estimates in the commercial and industrial loan portfolio, partially offset by lower net charge-offs. Noninterest expense increased $62 million driven by higher personnel and occupancy and equipment expense, primarily attributable to the prior-year acquisitions. Allocated corporate expense increased by $23 million compared to the earlier quarter, primarily driven by acquisitions.

Residential Mortgage Banking

Residential Mortgage Banking net income was $44 million for the second quarter of 2016, a decrease of $25 million compared to the earlier quarter. Segment net interest income was down slightly, primarily due to lower average loan balances. Noninterest income decreased $18 million, driven by lower net mortgage servicing rights income and production-related revenue. The increase in noninterest expense was driven by higher personnel and loan processing expense, partially offset by lower professional services expense.

Dealer Financial Services

Dealer Financial Services net income was $51 million for the second quarter of 2016, an increase of $2 million compared to the earlier quarter. Segment net interest income was up, primarily due to the addition of Susquehanna’s consumer auto leasing business as well as growth in the Regional Acceptance loan portfolio. The allocated provision for credit losses increased $10 million, driven by higher net charge-offs in the Regional Acceptance loan portfolio due to portfolio mix and an increase in loss severity.

Specialized Lending

Specialized Lending net income was $61 million for the second quarter of 2016, an increase of $3 million compared to the earlier quarter. Segment net interest income increased $20 million, primarily attributable to the addition of Susquehanna’s small business equipment finance group as well as growth in the small ticket dealer-based finance portfolio, partially offset by lower interest rates on new loans. The allocated provision for credit losses was up slightly, primarily due to mortgage warehouse loan growth and higher net charge-offs in the small business equipment finance portfolio and the small ticket dealer-based finance portfolio. Noninterest expense was up, primarily due to higher personnel expense and depreciation of property held under operating leases related to growth in Equipment Finance’s lease portfolio.

Insurance Holdings

Insurance Holdings net income was $44 million for the second quarter of 2016, a decrease of $9 million compared to the earlier quarter. Noninterest income increased $40 million, which primarily reflects the addition of Swett and Crawford and higher life insurance commissions, partially offset by the sale of American Coastal in the second quarter of 2015. Noninterest expense increased $40 million, primarily due to the Swett & Crawford acquisition that led to higher personnel, occupancy and equipment expense, and amortization of intangibles.

Financial Services

Financial Services net income was $87 million in the second quarter of 2016, an increase of $17 million compared to the earlier quarter. Segment net interest income increased $29 million, primarily driven by higher loan balances and higher funding spreads on deposits for Corporate Banking and BB&T Wealth. The allocated provision for credit losses decreased $17 million, driven by increased loss estimates in the earlier quarter for the Corporate Banking loan portfolio. Noninterest expense increased $13 million compared to the earlier quarter, primarily due to higher personnel expense and restructuring charges.

Other, Treasury & Corporate

Other, Treasury & Corporate net income was $6 million, an increase of $35 million compared to the earlier quarter. Segment net interest income increased $64 million driven by the addition of National Penn. Noninterest income increased $74 million, primarily attributable to an increase in income related to assets for certain post-employment benefits and the addition of National Penn. In addition, noninterest income in the earlier quarter included the previously discussed loss on sale of American Coastal. The segment allocated $36 million more of expense to other operating segments compared to the earlier quarter.

CAPITAL RATIOS (1)
	2Q16	1Q16	4Q15	3Q15	2Q15
Risk-based:
Common equity Tier 1	10.0%	10.4%	10.3%	10.1%	10.4%
Tier 1	11.7	12.2	11.8	11.7	12.1
Total	13.9	14.6	14.3	14.2	14.2
Leverage	9.6	10.1	9.8	9.9	10.2
Tangible common equity to tangible assets (2)	7.6	7.8	7.7	7.7	8.1

(1)	Current quarter regulatory capital ratios are preliminary.

(2)
Tangible common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

Capital levels remained strong at June 30, 2016. BB&T declared total common dividends of $0.28 per share during the second quarter of 2016, which represents a $0.01 increase and resulted in a dividend payout ratio of 41.8%. Capital ratios decreased during the second quarter as the deployment of capital for acquisitions was greater than the impact of earnings in excess of dividends.

BB&T's estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 9.8% at June 30, 2016 and 10.2% at March 31, 2016.

BB&T's liquidity coverage ratio was approximately 135% at June 30, 2016, compared to the regulatory minimum of 90%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 13.7% at June 30, 2016.

ASSET QUALITY (1)
(dollars in millions)				Change 2Q16 vs.
	2Q16	1Q16	2Q15	1Q16	2Q15
Total nonperforming assets	$886	$903	$729	$(17)	$157
Total performing TDRs	1,003	981	1,027	22	(24)
Total loans 90 days past due and still accruing	610	609	699	1	(89)
Total loans 30-89 days past due	914	825	835	89	79

Nonperforming loans and leases as a percentage of loans and leases held for investment (%)	0.56	0.58	0.47	(0.02)	0.09
Nonperforming assets as a percentage of total assets (%)	0.40	0.42	0.38	(0.02)	0.02
Allowance for loan and lease losses as a percentage of loans and leases held for investment (%)	1.06	1.10	1.19	(0.04)	(0.13)
Net charge-offs as a percentage of average loans and leases (%) annualized	0.28	0.46	0.33	(0.18)	(0.05)
Ratio of allowance for loan and lease losses to net charge-offs (times) annualized	3.88	2.40	3.71	1.48	0.17
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment (times)	1.90	1.89	2.55	0.01	(0.65)

(1)
Includes amounts related to government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. In prior quarters, these loans were excluded from this table. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets totaled $886 million at June 30, 2016, down $17 million compared to March 31, 2016. The decrease was driven by a $24 million decline in total foreclosed properties. At June 30, 2016, nonperforming loans and leases represented 0.56% of loans and leases held for investment, compared to 0.58% at March 31, 2016.

Performing TDRs increased $22 million during the second quarter, driven by a $31 million increase in government guaranteed residential mortgage loans. This increase was primarily the result of implementing a change in the strategy of repurchasing loans from GNMA pools that BB&T has the right but not the obligation to repurchase.

Loans 30-89 days past due and still accruing totaled $914 million at June 30, 2016, up $89 million compared to the prior quarter. This increase was primarily driven by seasonality in retail portfolios.

Loans 90 days or more past due and still accruing totaled $610 million at June 30, 2016, essentially flat compared to the prior quarter, as an increase in past due loans acquired from the FDIC and PCI loans was offset by a decrease in government guaranteed residential mortgage loans. Excluding government guaranteed and acquired from FDIC and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.05% at June 30, 2016, a decline of one basis point compared to the prior quarter.

Net charge-offs during the second quarter totaled $97 million, down $57 million compared to the prior quarter, primarily due to $30 million of prior quarter charge-offs related to the energy lending portfolio. As a percentage of average loans and leases, annualized net charge-offs were 0.28%, compared to 0.46% in the prior quarter.

The allowance for loan and lease losses, excluding the allowance for loans acquired from the FDIC and PCI loans, was $1.4 billion, up $17 million compared to the prior quarter. The allowance for loans acquired from the FDIC and PCI loans was $65 million, essentially flat compared to the prior quarter. As of June 30, 2016, the total allowance for loan and lease losses was 1.06% of loans and leases held for investment, compared to 1.10% at March 31, 2016, which reflects the addition of National Penn loans with no allowance as of the acquisition date.

The allowance for loan and lease losses was 1.90 times nonperforming loans and leases held for investment, compared to 1.89 times at March 31, 2016. At June 30, 2016, the allowance for loan and lease losses was 3.88 times annualized net charge-offs, compared to 2.40 times at March 31, 2016.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T's live second quarter 2016 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 4313363).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T's second quarter 2016 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at www.bbt.com.

About BB&T

As of June 30, 2016, BB&T is one of the largest financial services holding companies in the U.S. with $221.9 billion in assets and market capitalization of $29.0 billion. Based in Winston-Salem, N.C., the company operates 2,249 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

#-#-#

Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•
Tangible common equity and related ratios are non-GAAP measures that exclude the impact of intangible assets and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. The return on average risk-weighted assets is a non-GAAP measure. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes that investors may find them useful in their analysis of the Corporation.

•
The ratio of loans greater than 90 days and still accruing interest as a percentage of loans held for investment has been adjusted to remove the impact of loans that are or were covered by FDIC loss sharing agreements and purchased credit impaired ("PCI") loans as well as government guaranteed loans. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting or reflective of asset collectibility.

•
Adjusted fee income and adjusted efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.

•
Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition and PCI loans acquired from Susquehanna and National Penn. Core net interest margin is also adjusted to remove the purchase accounting marks and related amortization for non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn. BB&T's management believes that the adjustments to the calculation of net interest margin for certain assets and deposits acquired provide investors with useful information related to the performance of BB&T's earning assets.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Second Quarter 2016 Quarterly Performance Summary, which is available on BB&T's website at www.bbt.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding BB&T’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. BB&T’s actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates, "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," “should," "could," and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•
general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

•
disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe and the impact of recent market disruptions in China;

•
changes in the interest rate environment, including interest rate changes made by the Federal Reserve, and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;

•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;

•	a reduction may occur in BB&T's credit ratings;

•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;

•
cyber-security risks, including "denial of service," "hacking" and "identity theft," could adversely affect our business and financial performance or our reputation, and we could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

•
natural or other disasters, including acts of domestic or foreign terrorism, could have an adverse effect on BB&T in that such events could materially disrupt BB&T's operations or the ability or willingness of BB&T's customers to access the financial services BB&T offers;

•	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•
failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

•	significant litigation could have a material adverse effect on BB&T;

•
unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;

•
higher than expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T; and

•
widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.